Exhibit 10.6
EXECUTION COPY
AMENDMENT NO. 4 TO ASSET PURCHASE AGREEMENT BETWEEN
ADELPHIA COMMUNICATIONS CORPORATION AND
TIME WARNER NY CABLE LLC
          This Amendment No. 4, dated July 31, 2006 (this “Amendment”), amends the Asset Purchase Agreement, between Adelphia Communications Corporation (“Seller”) and Time Warner NY Cable LLC (“Buyer”), dated as of April 20, 2005, as amended by Amendment No. 1, dated June 24, 2005, Amendment No. 2, dated June 21, 2006, Amendment No. 3, dated June 26, 2006 and as otherwise amended to date (as so amended, the “TWNY Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the TWNY Purchase Agreement.
          WHEREAS, the parties hereto desire to amend the TWNY Purchase Agreement pursuant to Section 9.2 thereof to clarify certain provisions contained therein.
          NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. The definition of “Escrow Payment” in Section 1.1 of the TWNY Purchase Agreement shall be amended and restated in its entirety to read as follows:
          “Escrow Payment” means, as to any amount payable from the Escrow Account, an aggregate amount payable, first, in cash (other than cash Interim Dividends), and, to the extent no cash (other than cash Interim Dividends) remains in the Escrow Account, in Purchase Shares (other than non-cash Interim Dividends) or, if applicable, MCE Purchase Shares (where each share is valued at the Per Share Value of the Purchase Shares) (other than non-cash Interim Dividends); provided, however, that any payment to Buyer in respect of an adjustment to the Purchase Price pursuant to Section 2.7(c) or indemnification pursuant to Section 2.7(d) shall be paid, first, in MCE Purchase Shares (other than non-cash Interim Dividends), and, to the extent no MCE Purchase Shares remain in the Escrow Account, such payment shall be made as otherwise provided for in this definition of Escrow Payment; provided, further, that (i) to the extent payable in cash (other than cash Interim Dividends), such amount shall be increased by (A) in respect of the portion of any such payment pursuant to Section 2.6(f), interest on such portion from the date of the Closing to the date of payment at LIBOR calculated on an actual over 365-day basis, and (B) in respect of the portion of any such payment pursuant to Section 7.2, interest on such portion at LIBOR calculated on an actual over 365-day basis from the date notice of the Losses for which indemnification is sought was delivered until the date of payment of indemnification by the Indemnifying Party, and (ii) to the extent payable in shares of Parent Class A Common Stock, such amount shall be increased by Interim Dividends made in respect of such shares.”
     2. The definition of “Interim Dividends” in Section 1.1 of the TWNY Purchase Agreement shall be amended and restated in its entirety to read as follows:

          “Interim Dividends” means, with respect to any shares of Parent Class A Common Stock, any dividends declared and paid and other distributions made in respect of such shares following the Closing, plus (to the extent of any dividends or other distributions paid in cash) interest from the respective dates on which such dividends were paid to the date of payment, at LIBOR calculated on an actual over 365-day basis; it being understood that the holder of such shares shall be entitled to receive any dividends or other distributions declared but not paid following the Closing upon the payment of such dividends or other distributions to the holders of Parent Class A Common Stock.”
       3. The definition of “LIBOR” in Section 1.1 of the TWNY Purchase Agreement shall be amended and restated in its entirety to read as follows:
          “LIBOR” means 5.543%.”
       4. The definition of “Pro Rata Payment” in Section 1.1 of the TWNY Purchase Agreement shall be amended and restated in its entirety to read as follows:
          “Pro Rata Payment” means, as to any amount, an aggregate amount of cash and Purchase Shares (where each Purchase Share is valued at the Per Share Value of the Purchase Shares) equal to such amount and allocated as between cash and Purchase Shares such that 35.14% of such amount shall be in the form of Purchase Shares and 64.86% of such amount shall be in cash; provided, however, that (i) the cash portion of such amount shall be increased by (A) any Interim Dividend paid in cash on the Purchase Shares included in such Pro Rata Payment and (B) in respect of the portion of any cash payment by Buyer pursuant to (x) Section 2.6(f), interest on such portion (without giving effect to the foregoing clause (A)) from the date of the Closing, as applicable, to the date of payment at LIBOR calculated on an actual over 365-day basis and (y) Section 7.2, interest on such portion (without giving effect to the foregoing clause (A)) at LIBOR calculated on an actual over 365-day basis from the date notice of the Losses for which indemnification is sought was delivered until the date of payment of indemnification by the Buyer Indemnifying Party and (ii) to the extent payable in shares of Parent Class A Common Stock, such amount shall be increased by Interim Dividends paid in stock on the Purchase Shares included in such Pro Rata Payment.
       5. The proviso to Section 2.5 of the TWNY Purchase Agreement shall be amended by deleting the phrase “33% of the Escrow Amount deposited at the Closing” and substituting in its place the phrase “33% of the sum of (X) the Escrow Amount deposited at the Closing plus (Y) any deposit in the Escrow Account pursuant to Section 2.6(f) plus (Z) interest on the cash portion of such amounts at LIBOR calculated on an actual over 365-day basis from the date of such deposits”.
       6. Section 7.2(c) of the TWNY Purchase Agreement shall be amended by inserting the phrase “(excluding any Escrow Earnings (as defined in the Escrow Agreement))” immediately after the phrase “and with respect to each Specified Business, only up to an aggregate amount”.

     7. Schedule 1.1(s)(ii) and Schedule 3.2(b) of the Seller Disclosure Schedule shall be amended by inserting the following disclosure, which shall be deemed to have been included in the Seller Disclosure Schedule (in the case of Schedule 1.1(s)(ii) as items 6 and 7, and in the case of Schedule 3.2(b) as items 10 and 11) as of the date of the TWNY Purchase Agreement:

Adlink Cable Advertising, LLC	Class A membership interest held by ACC Operations, Inc. and Desert Hot Springs Cablevision, Inc.

Adelphia/TWC Cable Advertising LLC (Keene, Berlin, NH)	Class A membership interest held by ACC Operations, Inc.
     8. Schedule 2.2(j) of the Seller Disclosure Schedule shall be amended, which amendment shall be deemed to have been made as of the date of the TWNY Purchase Agreement, by:
          (a) deleting row 17 and replacing such disclosure with the following:
     Intentionally Omitted
          (b) deleting the words “Class A Membership Interest” disclosed in respect of “Adlink Cable Advertising, LLC” and replacing such disclosure with the words “Class A membership interest held by Century-TCI California Communications, L.P.”,
          (c) renumbering item 4 as item 4(a), and
          (d) inserting the disclosure “All performance bonds, surety bonds, letters of credit and similar instruments of Seller or any of its Affiliates” as a new item 4(b).
     9. The word “material” shall be deleted from the proviso to the first sentence in Section 7.4(a) of the TWNY Purchase Agreement.
     10. Except as specifically amended by this Amendment, the TWNY Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed. This Amendment shall be construed as one with the TWNY Purchase Agreement, and the TWNY Purchase Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.
     11. This Amendment shall be governed by and construed in accordance with the TWNY Purchase Agreement.
     12. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.

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     IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

ADELPHIA COMMUNICATIONS CORPORATION

By:	/s/ Vanessa Wittman

	Name:	Vanessa Wittman
	Title:	Executive Vice President and Chief Financial Officer

TIME WARNER NY CABLE LLC

By:	/s/ David E. O’Hayre

	Name:	David E. O’Hayre
	Title:	Executive Vice President, Investments

Acknowledged and Approved:

COMCAST CORPORATION

By:	/s/ Robert S. Pick

	Name:	Robert S. Pick
	Title:	Senior Vice President